UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 4, 2010 (May 3, 2010)

STANDARD PACIFIC CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10959	33-0475989
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Technology Drive Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:(949) 789-1600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On May 3, 2010, Standard Pacific Corp. (the “Company”) received the proceeds from the Company’s public offering of $300,000,000 of its 8  3/8% Senior Notes due 2018. The Company is using a portion of these proceeds to redeem all of its outstanding 6  1/2% Senior Notes due 2010 (the “2010 Notes”), 6  7/8% Senior Notes due 2011 (the “2011 Notes”) and 7  3/4% Senior Notes due 2013 (the “2013 Notes”).

The Bank of New York Mellon Trust Company, N.A., as trustee under the indenture for each of the notes, mailed a notice of redemption to all registered holders of the 2010 Notes and the 2011 Notes on May 3, 2010, and a notice of redemption to all registered holders of the 2013 Notes on May 4, 2010. The redemption date for the 2010 Notes and 2011 Notes will be June 2, 2010 and the redemption date for the 2013 Notes will be June 3, 2010. The redemption price for each series of notes will be determined in accordance with the indenture governing such notes.

As of May 4, 2010, there was $15,049,000 aggregate principal amount of the 2010 Notes outstanding, $48,619,000 aggregate principal amount of the 2011 Notes outstanding, and after purchase by the Company of the 2013 Notes tendered as of May 3, 2010 in connection with the Company’s previously announced tender offer for the 2013 Notes, the aggregate principal amount of 2013 Notes outstanding was $32,074,000. The Company estimates that, based on current treasury rates, the total premium to be paid by the Company in connection with the redemption of the 2010 Notes, the 2011 Notes and the 2013 Notes will be approximately $3.3 million (assuming no further purchases of 2013 Notes in the tender offer). The notice of redemption of the 2013 Notes does not change or amend the tender offer for the 2013 Notes, which is being made pursuant to the Offer to Purchase, dated April 20, 2010, and is scheduled to expire at 5:00 p.m., New York City time, on May 18, 2010, unless extended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD PACIFIC CORP.

Date: May 4, 2010	By:	/s/ JOHN M. STEPHENS
Name: John M. Stephens
Title: Senior Vice President & Chief Financial Officer